Exhibit 99.1
NEWS RELEASE
RAMBUS ANNOUNCES RESTRUCTURING
Expects cash savings of approximately $17 million annually
LOS ALTOS, Calif. — August 14, 2008 — Rambus Inc. (Nasdaq:RMBS), one of the world’s premier technology licensing companies specializing in high-speed memory architectures, today announced a restructuring of the Company. As a result of this action, Rambus will reduce its workforce by approximately 90 positions and will take a restructuring charge, on a cash basis, of approximately $4.0 million in the next two quarters, primarily related to severance expenses. With this restructuring and related cost saving measures, Rambus expects cash savings of approximately $17 million annually, principally due to reduced compensation related expenses.
“This is a difficult but appropriate adjustment that will position us to succeed in our strategic objectives,” said Harold Hughes, president and chief executive officer at Rambus. “These steps will enable us to enhance our investments in breakthrough technology and strengthen our efforts to protect and be fully compensated for our patented inventions. We remain dedicated to the product commitments that we have made to our customers including the continued support of our leadership XDR memory architecture.”
The savings realized through the restructuring are a combination of reduction in workforce across the Company’s global operations in a number of both engineering and non-engineering positions as well as a reduction in non-workforce related expenses. After the restructuring, which is expected to be completed by the end of the year, Rambus will have a headcount of approximately 340 employees.
Forward-Looking Statements
This release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 relating to Rambus’ announced restructuring and the reduction in employees, charges, expenses, cash expenditures and cost savings described above. Such forward-looking statements are based on current expectations, estimates and projections, management’s beliefs and certain assumptions made by Rambus’ management. Actual results may differ materially. Rambus’ business generally is subject to a number of risks which are described more fully in Rambus’ periodic reports filed with the Securities and Exchange Commission. Rambus undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.
About Rambus Inc.
Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed memory architectures. Since its founding in 1990, the Company’s patented innovations, breakthrough technologies and renowned integration expertise have helped industry-

leading chip and system companies bring superior products to market. Rambus’ technology and products solve customers’ most complex chip and system-level interface challenges enabling unprecedented performance in computing, communications and consumer electronics applications. Rambus licenses both its world-class patent portfolio as well as its family of leadership and industry-standard interface products. Headquartered in Los Altos, California, Rambus has regional offices in North Carolina, India, Germany, Japan, and Taiwan. Additional information is available at www.rambus.com.
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Rambus Press Contact:
Linda Ashmore
Rambus Public Relations
(650) 947-5411
lashmore@rambus.com